Exhibit 99.1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

December 23, 2014

10:00 am CT

Operator: Please stand by, we’re about to begin. Good day and welcome to the Harvard Apparatus Investor Teleconference. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Tom McNaughton, Chief Financial Officer. Please go ahead sir.

Tom McNaughton: Thank you Alicia. Good morning everyone and welcome. David Green, our Chief Executive Officer and Saverio La Francesca, our Chief Medical Officer, are also on the call today. We appreciate the fact that you’ve joined us for this update call, during which we shall comment on certain recent events in our business, our recent S-3 Filing and our outlook for certain key milestones.

Following our comments, we will open the call for any questions. In our discussion today we may make statements that constitute forward looking statements. Our actual results and performance may differ materially from what we have previously projected, due to risks and uncertainties, including those details in our Annual Report on Form 10-K for the end of December 31, 2013 and our other public filings.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

Any Forward Looking Statements, including those related to our future results and activities, represent our estimates as of today and should not be relied upon as representing our estimates of any subsequent day.

This presentation and discussion is intended to disclose factual information about HART’s business and developments and does not constitute an offer, or invitation, or solicitation of an offer to subscribe for or purchase any securities. Neither this presentation or discussion nor anything mentioned today shall form the basis of any contract or commitment whatsoever. I will now turn the call over to David.

David Green: Good morning everyone and thank you for joining us on this call this morning. A lot has happened with HART over the last few months, much of it very positive for the company and we are hosting this conference call to explain these events in detail, as we are concerned that some of these events may have been misinterpreted.

Firstly, we’d like to clarify why we’ve moved away from Russia and focused instead on the commercial potential in the U.S. and the EU.

During the last year and a half, we have supported transplant procedures with our scaffold in Krasnodar, Russia as a way to accelerate development of our products and to support lifesaving efforts by the surgeons there. However, while such Russian surgeries have certainly been beneficial to the ongoing development of the program at HART, every surgery that was performed in Russia cost us considerable time and money.

Further, due to the design of the Russian hospital’s study and the nature and extent of the follow-up medical data made available to us, we believe that additional surgeries in Russia would provide less practical product development data than what has been done in our U.S. and EU research and preclinical programs.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

Therefore, we decided to terminate our participation in the Russian [transplant] clinical studies. This action will allow us to narrow our research and preclinical development efforts to the U.S. and the EU in order to shorten our time-to-market. Hence, our focus going forward will be to use our time and resources to focus exclusively on the development and commercialization efforts in the U.S. and EU.

Secondly, we would like to address some recent press reports publicizing allegations of ethical misconduct by Professor Macchiarini in his work at the Karolinska Institute in Sweden. Please note that none of these allegations are made against HART and none concern the Russian clinical studies mentioned above.

These allegations are currently being investigated by the administration at the Karolinska Institute and we take no position on the outcome. However, I would like to point out that of the three patient cases mentioned in the allegations, only one used our scaffold. The other two surgeries used earlier generation scaffolds not made by HART.

Both those two patients who had not received HART scaffolds have died. The third patient, who did receive our scaffold, was previously implanted with an earlier generation scaffold that was removed and replaced with ours.

This patient is alive more than two years after the original transplant and more than a year after being implanted with our scaffold. I would now like to turn the call over to Dr. Saverio La Francesca, our Chief Medical Officer, who will review the patient results of our product and the development pathway.

Saverio.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

Saverio La Francesca, M.D.: Thank you David and good morning everyone. Patients treated with our scaffolds have survived on average much longer than they were expected to live at the time of their surgery. In total, six patients have received trachea scaffolds made by HART. One of these cases was a pediatric case, [however] we’re not currently pursuing regulatory approval for pediatric indications.

Of the five of those patients who were being treated with a HART Scaffold, two are still alive, one at approximately six months and one at approximately 29 months from their transplantation with a synthetic scaffold.

The average survival for all five adult patients is 20 months and growing as two patients are still alive. The three patients, who are no longer surviving, died of causes unrelated to a failure of our scaffold. According to their surgeons, one patient died in a road accident, one died of acute liver failure due to alcohol consumption, and one died of pneumonia.

Still according to the surgeons involved, these patients had only a few months to live prior to the surgery. Please bear in mind that these patients also had typically undergone prior surgeries and other therapies, all of which had failed before being transplanted with our scaffold.

We believe this average survival data among extremely sick patients is a strong indication of our product potential to significantly extend lives. With this proof of concept established in humans, we have now turned our attention to preparing for clinical trials in the U.S. and the European Union.

During 2014, we have met with the FDA and the United Kingdom’s Medicine Healthcare products Regulatory Agency, the MHRA to discuss our path to clinical trial application for the HART-Trachea in those markets.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

Our HART-Trachea was designated an Advanced Therapy Medicinal Product [, or ATMP,] in Europe earlier this year, which will allow us to conduct a clinical trial in only one European country, and we have yet to receive regulatory approval for our product in all the European countries.

Also during 2014, we received Orphan Drug Designation for the HART Trachea from the FDA and we filed for Orphan Designation in the European Union. We expect to receive Orphan Designation in Europe during the first quarter of 2015.

We’re moving through our work plan for the pre-clinical and quality systems work necessary to prepare for Clinical Trial Application and we expect to stay on schedule for the aforementioned timeline for Clinical Trials Application submissions in the U.S. and European Union.

We are confident that we are on track in developing our HART-Trachea Product and we are confident that we will have a compelling product for surgeons to use in addressing severe trachea trauma and trachea cancer.

Our focus now is to take the Life Extension Potential we have seen in humans and translate it to a strong clinical product, so that both patients and our shareholders can benefit. This translation means, we need to get approval from Regulatory - Regulators in the main revenue generating markets of the U.S. and European Union. We expect to file both the Investigation New Drug, or IND Application, in the U.S. and the CTA or Clinical Trial Authorization in the European Union in 2015.We expect the CTA to be filed in the European Union earlier than the IND because the European Union does not require us to complete a long-term large animal study before filing.

In order to complete the clinical trials, we will obviously need clinical trial sites, with hospitals, and surgeons who want to participate. We have found a very enthusiastic response to our outreach to surgeons and hospitals and we also have been approached and solicited by surgeons and leading academic medical centers who are interested in treating their patients with our Trachea and in collaborating in co-development programs for other organs.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

We expect to announce these arrangements with hospitals as we sign agreements with them. I would now like to turn the call back over to David.

David Green: Thank you Saverio. In addition to extending patients’ lives, the critical aspect of making it a strong business is to obtain protections from competition. In this regard, we believe we have built three moats around our castle: first patent protection, second the first mover advantage, and third orphan designation.

We already have an issued patent and a large number of patents pending that provide some protection from competition.

In addition to patent protection, we also believe that being the first mover is a considerable advantage. In 2008 our technology was used in the world’s first transplant of a regenerated trachea. In 2011, our technology was used in the world’s first transplant of a regenerated trachea using a synthetic scaffold. And in 2013, our technology was used in the first U.S. transplant of a regenerated trachea. We believe we are currently the leading company in the transplantation of synthetic regenerated tracheas.

In addition to patent protection and the first mover advantage, we believe that orphan designation is a significant barrier to entry. In the U.S. we’ve already received orphan designation from the FDA.

Orphan designation in the U.S. gives us protection from competition for seven years from the date of marketing, for the use of quote, “The same drug for the same use”, end quote. In the EU we expect to get orphan designation in Q1 2015 and in the EU orphan designation grants the sponsor ten years of marketing exclusivity.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

The grant of orphan designation by the FDA, is not just about protection from competition. The grant of orphan designation also saves us money by eliminating or reducing user fees we would otherwise need to pay to the FDA.

It grants us tax credits for clinical research expenses and gives us a better chance of obtaining further favorable treatment from the FDA, such as accelerated approval, Fast Track, and Priority Review.

Furthermore, the grant of orphan designation requires the FDA to make an assessment of whether our therapy is quote, unquote, “Medically plausible”. To do this, we submitted the clinical data on our patients. Based on this data, the FDA concluded that our therapy was indeed medically plausible and hence, granted us the orphan designation.

Finally, on September 12, 2014, we filed the shelf registration Statement on Form S-3. When we were spun off from Harvard Bioscience just over a year ago, we had $15 million in capital. As we have previously disclosed, it’s not enough to see us through to cash flow positive and hence we will need to raise additional capital to fund HART’s ongoing development efforts.

Once declared effective, the Form S-3 registration should provide us with a variety of potential pathways for raising additional capital. Thank you for joining us on the call this morning. And we’ll now open the call up for questions.

Operator: Thank you. If you would like to ask a question, please signal by pressing Star 1 on your telephone keypad. If you are using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

Again, press Star 1 to ask a question at this time.

We’ll go first to (Kunal Jerath) of Citron Investment Group.

Kunal Jerath: Hi David. This is Kunal Jerath with the Citrine Investment Group. I just wanted to follow up on your initial comments with respect to Russia. Obviously, you know, the stock had performed extremely well throughout the, you know, most of 2014 and then obviously hit a hiccup in the last quarter or so. And as you mentioned, it may be somewhat related to misinterpretations in terms of how things were presented to the marketplace. So I certainly appreciate this call.

My question is, just related to - I just wanted to clarify if you could just state for the record, that your - you - that HART was the one that chose to pull out of Russia and it was not part of the Russian you know, team out there, basically saying that they - number one, did not want to work with HART, and number two, that the timing of this last death, which was unrelated to HART, in terms of its technology, had nothing to do with pulling out of Russia, as well, is that correct?

David Green: Let me just answer your first question Kunal. So yes, I can unequivocally state that it was us that decided to terminate the relationship with Russia, not vice versa.

So, that’s I think, a pretty clear and direct response to your first question. And the second question, the death of the patient in Russia, was not directly related to our decision to pull out, but as you mentioned, it did take about six weeks for us to get the information regarding the cause of death and that was a very troubling time for us, to be in that - the limbo land of uncertainty.

That kind of delay, it’s not what you’d expect in a U.S. or a European Union clinical trial, so I think that was just an example of the kind of frustrations we’ve had in conducting that trial, but I don’t think it was really causal.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

The cause was what I mentioned earlier in the call about us really refocusing on the U.S. and the EU and realizing that the data we were getting from Russia wasn’t really helping us any further in getting there and that we really needed to focus exclusively on the revenue generating potential in the EU market and the U.S market.

Kunal Jerath: Thank you.

David Green: Did that answer your question (Kunal)?

Kunal Jerath: Yes it does. Thank you David.

David Green: Okay, thanks.

Operator: We’ll go next to (Michael Kolchins) Private investor.

Michael Kolchins: Hello David, you’ll have to forgive me if I’m a little nervous. I don’t like making calls. But could you maybe talk a little bit more - I know you have talked in the past about why you would be optimistic that your product would be able to get expedited approval and a shorter approval process through the FDA?

I guess, could you maybe provide examples of other companies that have had this you know, brought this - you know, you can use as a frame of reference and also maybe discussions you’ve had with the FDA that would, you know, support your feeling that you’re going to get this - the expedited approval?

David Green: Sure. Let me comment on that. So, as you probably know, getting the orphan designation by itself, comes from one part of the FDA, whereas, the review of our application, for instance, comes from a different part of the FDA. It’s the Office of Orphan Products that actually gives you the orphan designation and it’s CBER, in our case, the Center for Biologic Evaluation and Research they will actually review our clinical data.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

So, it’s all the FDA, but it’s actually two slightly different parts of the FDA. So while I might be getting an expedited approval, I - it’s occurred - it’s common practice for companies that have received Orphan Designation to also get these other designations that help them with the time to market.

But perhaps the biggest thing is not the favorable treatment from the FDA, although it is certainly helpful, it’s the fact that orphan populations by definition are small and when you have a small patient population, you will need a smaller example of patients in order to prove statistical validity to that group of patients, and that is one of the reasons why we think it will be a relatively small clinical trial, which is one of the reasons we think it will be relatively quick.

That has nothing to do with favorable treatment by the FDA, it’s just due to the fact that it is an orphan indication. Now the second thing that I think gives us confidence that we will have a fast path to market, is the magnitude of the effect that we’ve seen so far in patients. If you go through sort of the statistics of how this works, if your therapy has a large effect upon a patient population then you only need a small number of patients to prove statistical validity. Basically what you’re trying to prove is that it is not just a random event.

If your therapy has only a small advantage then you typically need a large number of patients to prove that statistical validity. Because we’re perceived - so I’m sorry, because we have seen a very large impact on the patients both in survival, as (Saverio) discussed earlier on the call, and also in things like measurement of lung function like FEV1.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

FEV1 is the gold standard measure of lung function. It stands for Forced Expiratory Volume in 1 second. And it’s basically how much you can blow out of your lungs quickly. And in the one case that has been published which was published in the Lancet on one of our patients we mentioned earlier her FEV1 before the surgery was 55% of normal. And her FEV1 at 90 days post-surgery was 100% normal.

That is about an 80% gain in function as measured by FEV1. The American Thoracic Society has stated that a 20% gain in FEV1 is what they would consider medically significant. Those 80% gains are a huge gain compared to what is medically significant.

So things like that I think give us the confidence that we’ll be able to have a relatively small clinical trial with relatively fast follow-up. And those things ultimately will be the biggest driver of time to market.

Although as you mentioned things like the favorable review pathways in the FDA like breakthrough, like accelerated review, priority review, et cetera, are certainly helpful to us. And we do expect to obtain those as we go through the process. Does that answer your question Mike?

Michael Kolchins: Yes, so, I guess in general, what your expectations aren’t dissimilar from what other companies in your position would have already gotten then?

David Green: Yes that’s right.

Michael Kolchins: Okay, if I could ask another one...

David Green: Sure.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

Michael Kolchins: ...I see a lot - you have pretty good information on your investor presentation about potential revenues but I don’t see much in regard to expenses and potential margins.

Is there a way you could provide some guidance on, you know, it would seem to me that you should have pretty high margins based on the, you know, pictures of the bioreactor and the scaffolding all look like they wouldn’t be very (inaudible)expensive products to build. But could you maybe provide some guidance on cost and margins?

David Green: I actually can’t give explicit guidance because we’ve not given that as, you know, in a previous statement that had been publicly disclosed. But what I can refer you to is there are analysts who have issued reports on us including one from Summer Street.

And that analyst did do a detailed profit and loss income statement forecast with revenue, gross margin expenses and then operating profit, et cetera. And while we’re certainly not endorsing that report it is available. And it certainly gives you one perspective on how the gross margin and expenses could evolve over time.

Michael Kolchins: Okay. But you couldn’t give like an order of magnitude or anything?

David Green: No, I don’t think so.

Michael Kolchins: Okay. I’ll have to look for their research then.

Operator: We’ll go next to John Ajay of AJ Capital.

John Ajay: Yes hi. I’ve got a couple of different questions. In terms of the European trials where do things stand in terms of starting them? Have they communicated to you a clear path yet as to what exactly, you know, you need to do to get approved? And where do you stand in terms of signing up sites? And at what point do you expect to disclose some names of, you know, some key surgeons that are - have signed on to be part of your trial there?

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

David Green: Okay John let me answer that question. So, until the EU trials the regulatory pathway to approval is pretty clear when that ATMP pathway that was mentioned earlier.

And the pathway really is there’s nothing unusual. It’s going through clinical trials to establish both the safety and the efficacy of the product. Those are the rules. They’re the same rules in Europe as they are in the US. So, I don’t really say that’s the - anything unusual in terms of doing that.

As was mentioned earlier we, we have had that discussion with the MHRA. MHRA is the UK’s equivalent of the FDA. And as was mentioned, approval in one country in this case the UK, will be good for approval in all countries in the EU because we are part of the, that ATMP pathway which is a Pan-European pathway.

And they have told us that we do not need to do that large animal study in order to begin the clinical trial. That’s the most explicit piece of guidance we’ve been given. There are plenty of other pieces of guidance like the need for quality systems and stuff like that.

But I think that is pretty standard. I don’t think there’s anything unusual required of us in getting to that clinical trial. And let me answer your second question. In terms of the timing of the release of hospitals that we have established relationships with I do expect that to happen in the future.

I’m not giving specific guidance for that. Obviously the chances are we will have to negotiate both the development program and the participation in clinical trials. And those things I just I can’t really predict how long they’re going to take. But I do expect in the future to be announcing the names of major academic medical centers that are participating with us in the development of the products.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

John Ajay: Has anybody been signed on yet? Or as soon as somebody is we’ll know because you’re going to release it as on a, you know, as each one happens?

David Green: Yes, I do expect to release it as they happen. So, no, we’ve not released any of those so far.

John Ajay: Okay. Now is it fair to say that the HART -Trachea basically has had 100% success rate because none of them have failed due to, you know, the trachea, the mesh collapse?

David Green: That’s right John. We’ve not experienced a failure of any of the scaffolds that have been (implanted) in humans yet. Even the one pediatric case that we’ve done the surgeons went out of their way to state that even though she did unfortunately die the trachea was not responsible. The trachea in fact looked - was good at the point of the autopsy. So yes that is a fair statement John.

John Ajay: Okay. Now in light of how you answered the earlier question on margins I’m not sure if you’ll be able to answer this although I do remind you that this is a public forum so you can, you know, release information, you know, that you haven’t previously released if you want to.

But do you have a sense as to what the penetration ramp might be relative to your ultimate market opportunity that you see of, you know, 7000 procedures a year in year one, two and three once you get approval?

David Green: John I’d actually refer you to the analyst’s model which is available on the street. That is very detailed and gives year by year. I think it actually starts with the penetration of the total market size. You can certainly infer it from our estimate of the market size and their ramp up. For revenues I think they assume $100,000 per procedure which we have given guidance for in our investor presentation.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

Though it’s fairly easy to decipher what they’ve done. And I think they might actually be explicit about the total market opportunity and the penetration of that market opportunity. So, I think that’s probably the best way to look for that analysis of the penetration rate.

John Ajay: And is it possible to be more explicit on the gross margin that you see at a specific pricing so if it were hypothetically 100,000 what the gross margins might be? And then my understanding is that there are minimal costs involved, you know, on each of these tracheas. So that’s not a reasonable estimate.

David Green: So we certainly - you know, we certainly do expect it to be a very high gross margin product. So I think both you and you (inaudible) caller have seen that correctly when you look at the bioreactor and the scaffold it doesn’t look like there’s an awful lot of cost in there.

But when you look at a pill it doesn’t look like a lot of cost in there either. Most of the cost is invisible in both cases. It’s things like the quality control assays that have to be performed to show that the cells are potent and viable and things like that which actually take a lot of time and cost just not directly visible in seeing the bioreactor and the scaffold. But having said all that I do think you’re right. I think this will be a very high gross margin product.

John Ajay: Okay. And where do - how are things progressing with both the FDA and the EMA relative to what you expected say six months ago? Are they exactly on track? Are you kind of ahead of plan with either one of the two? Are you, you know, finding yourself maybe slightly behind plan of where you thought you’d be?

David Green: Well we’ve been guiding for a long time now to 2015 has been the year in which we will submit both the CTA to Europe and the IND in the US.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

So that has not changed in terms of the milestones and the timing of those milestones that we foresee. We still foresee submitting the CTA next year and the IND next year, the CTA almost certainly in advance of the IND now because of that lack of a requirement in the EMA by the EMA, I’m sorry, to perform a long term large animal study which we do have to do for the US FDA. So...

(Crosstalk)

John Ajay: And is that in our study? Is the animal study proceeding as expected so far or will you not know until it’s completed?

David Green: That six month animal study has not been started yet. And I very much doubt that we would release any results from it before it is concluded. And even after it’s concluded I think it’s quite likely we were trying to publish those results in an academic journal. And that was probably the best way to disseminate it because then that gives us a lot of credibility with doctors and hospitals who want to use it, the therapy.

John Ajay: Okay. And in terms of, you know, raising capital, does raising capital from a strategic investor make sense as a possible alternative to doing public offering? Where does that possibility stand in your mind as, you know, potential attractiveness?

David Green: It is possible John. And I think that we always pursue the financing options we think are the best value for our shareholders. When you do any kind of partnership with let’s say a large pharmaceutical company or something like that you’re always giving something up. It’s not like it’s free to raise money from those kind of companies because you’re always giving something up.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

And the question really is how much are you giving up of the future revenue or future profits of the company compared to the capital you’re raising? So balancing those things is always part of what we do, part of what the board does in evaluating capital raising transactions.

John Ajay: Okay, great. And, all right, that’s it for now, thanks. I appreciate it.

David Green: Okay, thanks John.

Operator: We’ll go next to Bob Ai, Wallach Best Capital.

Bob Ai: Hi David. Just in terms of the checklist so we’re to do we have need to check before the CTA and the IND can start?

David Green: I’m sorry Bob, I didn’t quite hear that. You’re asking about what we need to do before the CTA and IND?

Bob Ai: Yes, yes. What else is needed to check before you can start them, the phase one trial, you know, together, IND?

David Green: Yes, there are two big things which are both required for the CTA and the IND. One is the preterm work we mentioned with the large animal study for the IND but not for the CTA.

And the thing that is required in both cases is the quality systems work. So that’s really developing or the process controls for the manufacturing, the bioreactors, the manufacturing of the scaffold and then the addition of the cells to the scaffold and performing all of the quality control testing on that for release of the seeded scaffold to the patient and the hospital for implant. That’s really where the quality work comes in.

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

Moderator: Tom McNaughton

12-23-14/10:00 am CT

Confirmation #3088315

Bob Ai: Okay, thank you.

Operator: At this time we have no further questions.

David Green: Okay, let me conclude then. We’ve ended [2014] on a very high note for the company. With (five) adult patients now treated with a HART-Trachea with average survival for all five of approximately 20 months and growing compared to a prognosis of typically just a few months at surgery.

We feel that we have clearly established that the HART trachea has shown proof of in humans. Establishing that proof of concept in human is perhaps the single most important achievement in the development of a biotech company as many companies fail to translate good pre-clinical data into good human data.

Of course we still need to go through formal clinical trials to establish safety and efficacy to both FDA and EU standards and we expect 2015 to be the year we file CTA and IND to allow us to begin the clinical trials in both the US and the EU.

Thank you for joining us and on the call today and supporting us in bringing regenerated organs to transplant patients who need them. Thank you and good bye.

Operator: That does conclude today’s conference. We thank you for your participation.

END